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                                   Exhibit 99

iGATE Names PricewaterhouseCoopers LLP as Independent Auditors

Pittsburgh, PA, USA, June 14, 2002 - iGATE Corporation (Nasdaq: IGTE) today announced that it has appointed PricewaterhouseCoopers LLP as its independent auditors. PricewaterhouseCoopers will replace Arthur Andersen LLP.

The decision to select PricewaterhouseCoopers was made after careful consideration by iGate's Audit Committee, Board of Directors, and senior management and concludes an extensive evaluation process. The decision was not the result of any disagreement between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

"Arthur Andersen has done excellent and professional work for iGATE during its tenure as the company's auditors, and we have the highest regard for the team that has served iGATE", said Michael Zugay, Senior Vice President and Chief Financial Officer of iGATE Corporation.

Mr. Zugay added that "iGATE and PricewaterhouseCoopers have a plan for an orderly transition that will be completed in time for PricewaterhouseCoopers to review iGATE's second quarter earnings report and position
PricewaterhouseCoopers to issue a timely audit report on the company's financials for the fiscal year ending December 31, 2002. We look forward to working with PricewaterhouseCoopers in its new role as our independent auditor."

About iGATE:

Headquartered in Pittsburgh, iGATE Corporation (Nasdaq: IGTE - News) offers a comprehensive range of Information Technology solutions to more than 500 clients across five continents. Our employees specialize in areas such as offshore outsourcing, enterprise applications and IT staffing -- all available via a variety of strategic delivery models. Clients rely on iGATE because of our high quality of service, our responsiveness and our cost-effective global reach. More information on iGATE is available at www.igatecorp.com.